Unknown;

HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:  672

Total Outstanding Loan Balance ($):  142,346,954

Total Expected Collateral Balance - Deal ($):  1,100,000,100

Total Expected Collateral Balance - Selection ($):  142,992,427

Average Loan Current Balance ($):  211,826

:

Weighted Average Original LTV (%) *:  78.6

Weighted Average Coupon (%): 7.77

Ann Weighted Average Coupon (%):  7.64

Fixed Weighted Average Coupon (%):  8.27

Weighted Average Margin (%):  6.68

Weighted Average FICO (Non-Zero):  649

Weighted Average Age (Months):  2

:

%First Liens:  100.0

%Second Liens:  0.0

% Arms:  79.9

%Fixed:  20.1

%Interest Only:  0.0

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	12	4,255,071	3.0	6.41	75.9	704
6.51 - 7.00	107	26,895,614	18.9	6.89	76.9	684
7.01 - 7.50	168	37,149,745	26.1	7.35	76.8	665
7.51 - 8.00	159	32,704,126	23.0	7.82	77.5	638
8.01 - 8.50	80	16,429,900	11.5	8.33	77.0	617
8.51 - 9.00	80	15,090,094	10.6	8.80	83.9	619
9.01 - 9.50	36	5,864,776	4.1	9.33	87.4	610
9.51 - 10.00	16	2,178,623	1.5	9.77	90.6	576
10.01 - 10.50	8	1,219,621	0.9	10.23	94.1	606
10.51 - 11.00	5	509,288	0.4	10.81	93.7	624
11.51 - 12.00	1	50,095	0.0	11.99	100.0	581
Total:	672	142,346,954	100.0	7.77	78.6	649
Max: 11.99 Min: 6.25 Wgt. Avg: 7.77

FICO	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
476 - 500	1	175,649	0.1	7.25	74.9	486
501 - 525	1	113,081	0.1	8.38	65.0	525
526 - 550	11	2,477,855	1.7	9.08	75.1	545
551 - 575	11	2,017,106	1.4	8.49	70.5	561
576 - 600	86	15,677,642	11.0	8.67	81.3	589
601 - 625	151	28,746,648	20.2	8.07	80.6	613
626 - 650	154	30,453,155	21.4	7.68	77.6	639
651 - 675	107	24,320,457	17.1	7.54	77.4	661
676 - 700	72	16,843,383	11.8	7.45	78.9	688
701 - 725	38	9,077,356	6.4	7.16	77.8	710
726 - 750	24	7,818,789	5.5	7.12	77.3	735
751 - 775	9	2,678,700	1.9	7.11	79.8	766
776 - 800	7	1,947,134	1.4	6.85	76.1	784
Total:	672	142,346,954	100.0	7.77	78.6	649
Max: 795 Min: 486 Wgt Avg: 649

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	1	35,894	0.0	10.25	80.0	592
50,001 - 100,000	96	7,879,825	5.5	8.49	83.6	631
100,001 - 150,000	153	19,390,806	13.6	7.87	77.0	634
150,001 - 200,000	156	27,286,443	19.2	7.80	79.0	647
200,001 - 250,000	80	17,896,299	12.6	7.87	77.8	636
250,001 - 300,000	66	18,052,361	12.7	7.67	77.3	643
300,001 - 350,000	27	8,716,914	6.1	7.58	76.9	651
350,001 -400,000	24	9,053,833	6.4	7.72	79.2	650
400,001 - 450,000	21	8,902,849	6.3	7.64	79.3	661
450,001 - 500,000	24	11,366,129	8.0	7.56	79.9	661
500,001 - 550,000	10	5,230,762	3.7	7.49	79.4	698
550,001 - 600,000	7	4,002,631	2.8	7.54	79.3	664
600,001 - 650,000	5	3,075,004	2.2	7.37	79.5	693
700,001 - 750,000	2	1,457,203	1.0	7.92	75.1	697
Total:	672	142,346,954	100.0	7.77	78.6	649
Max: 739,804.25 Min: 35,893.71 Avg: 211,825.82

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	5	836,811	0.6	7.98	45.0	572
50.1 - 55.0	3	366,930	0.3	8.04	53.3	616
55.1 - 60.0	7	1,378,745	1.0	7.95	58.4	611
60.1 - 65.0	7	1,541,768	1.1	8.11	63.1	608
65.1 - 70.0	9	2,572,368	1.8	8.01	68.1	642
70.1 - 75.0	264	58,588,137	41.2	7.43	74.9	652
75.1 - 80.0	278	58,972,023	41.4	7.73	79.9	659
80.1 - 85.0	19	3,667,810	2.6	8.65	84.6	607
85.1 - 90.0	29	6,353,866	4.5	8.61	89.5	618
90.1 - 95.0	9	2,227,907	1.6	8.67	94.7	628
95.1 - 100.0	42	5,840,590	4.1	9.46	100.0	612
Total:	672	142,346,954	100.0	7.77	78.6	649
Max: 100.0 Min: 40.3 Wgt Avg: 78.6

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	92	16,882,838	11.9	8.25	79.2	644
0.50	3	679,872	0.5	9.62	96.8	600
1.00	32	9,212,580	6.5	8.02	78.8	641
2.00	128	32,244,732	22.7	7.58	78.2	657
3.00	417	83,326,932	58.5	7.70	78.4	648
Total:	672	142,346,954	100.0	7.77	78.6	649

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	520	101,981,118	71.6	7.79	79.0	635
Reduced	66	16,397,133	11.5	7.88	77.6	665
Stated Income 1 Stated Assets	86	23,968,703	16.8	7.58	77.5	695
Total:	672	142,346,954	100.0	7.77	78.6	649

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	653	139,034,936	97.7	7.74	78.6	649
Second Home	3	999,843	0.7	8.38	84.1	666
Investor	16	2,312,175	1.6	8.96	77.3	648
Total:	672	142,346,954	100.0	7.77	78.6	649

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	148	50,277,912	35.3	7.44	77.5	662
Florida	70	12,795,854	9.0	7.73	77.5	649
Washington	54	12,027,440	8.4	7.81	78.3	640
Colorado	47	8,198,454	5.8	7.63	80.1	647
Oregon	41	7,575,197	5.3	7.62	77.4	646
Nevada	27	6,396,466	4.5	7.73	76.1	644
Arizona	31	6,325,110	4.4	7.80	78.0	645
Idaho	28	4,930,004	3.5	8.04	75.7	638
Georgia	32	4,684,813	3.3	8.34	80.8	630
Ohio	39	4,359,776	3.1	8.30	84.3	638
Michigan	28	4,049,478	2.8	8.77	86.9	632
Utah	17	2,835,892	2.0	7.67	80.1	654
Massachusetts	7	2,064,871	1.5	8.77	77.6	672
North Carolina	13	1,953,554	1.4	8.11	81.9	615
Virginia	6	1,736,484	1.2	8.54	78.8	629
Other	84	12,135,649	8.5	8.11	80.4	635
Total:	672	142,346,954	100.0	7.77	78.6	649

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	490	104,175,623	73.2	7.68	79.0	656
Refinance - Rate Term	22	4,100,018	2.9	8.16	79.1	632
Refinance - Cashout	160	34,071,313	23.9	7.97	77.3	629
Total:	672	142,346,954	100.0	7.77	78.6	649

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2128 - Balloon 45130	164	40,491,528	28.4	7.71	79.4	652
Arm 3127 - Balloon 45130	323	71,794,551	50.4	7.61	77.6	659
Arm 5125 - Balloon 45130	6	1,498,972	1.1	7.16	78.1	673
Fixed Balloon 45/30	179	28,561,902	20.1	8.27	79.8	618
Total:	672	142,346,954	100.0	7.77	78.6	649

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	505	105,303,490	74.0	7.77	78.5	647
PUD	113	24,862,678	17.5	7.83	79.4	646
Condo	34	6,626,320	4.7	7.72	78.8	659
2 Family	17	4,561,372	3.2	7.39	78.3	686
3-4 Family	3	993,095	0.7	7.70	68.9	660
Total:	672	142,346,954	100.0	7.77	78.6	649

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50	10	3,491,435	3.1	6.39	75.0	706
5.51 - 6.00	92	22,636,015	19.9	6.89	76.8	682
6.01 - 6.50	136	31,050,670	27.3	7.28	77.1	673
6.51 - 7.00	121	28,277,316	24.9	7.75	77.6	648
7.01 - 7.50	51	12,263,121	10.8	8.26	78.3	629
7.51 - 8.00	48	10,333,230	9.1	8.71	81.8	621
8.01 - 8.50	22	3,757,633	3.3	9.29	86.3	601
8.51 - 9.00	7	900,783	0.8	9.71	97.1	597
9.01 >=	6	1,074,848	0.9	10.30	94.7	608
Total:	493	113,785,051	100.0	7.64	78.3	656
Max: 10.99 Min: 5.38 Wgt Avg: 6.68
Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
19 - 21	32	7,354,236	6.5	7.58	77.6	652
22 - 24	132	33,137,292	29.1	7.74	79.8	652
28 - 30	2	553,657	0.5	6.65	75.0	588
31 - 33	125	30,313,037	26.6	7.53	77.1	665
34 - 36	196	40,927,857	36.0	7.68	78.1	655
37>=	6	1,498,972	1.3	7.16	78.1	673
Total:	493	113,785,051	100.0	7.64	78.3	656
Max: 58 Min: 21 Wgt Avg: 30

Maximum Rate (%)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
12.01 - 12.50	11	3,847,325	3.4	6.40	75.5	709
12.51 - 13.00	103	26,189,626	23.0	6.90	77.1	684
13.01 - 13.50	141	32,723,318	28.8	7.34	76.9	666
13.51 -14.00	110	24,105,602	21.2	7.80	78.0	644
14.01 - 14.50	46	11,064,296	9.7	8.32	77.6	625
14.51 - 15.00	47	10,128,615	8.9	8.78	82.4	626
15.01 - 15.50	20	3,652,754	3.2	9.29	84.9	605
15.51 - 16.00	7	900,783	0.8	9.71	97.1	597
16.01 - 16.50	6	1,060,646	0.9	10.21	94.0	609
16.51 - 17.00	1	61,991	0.1	10.88	100.0	591
17.51 - 18.00	1	50,095	0.0	11.99	100.0	581
Total:	493	113,785,051	100.0	7.64	78.3	656
Max: 17.99 Min: 12.25 Wgt Avg: 13.64

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	11	3,847,325	3.4	6.40	75.5	709
6.51 - 7.00	103	26,189,626	23.0	6.90	77.1	684
7.01 - 7.50	141	32,723,318	28.8	7.34	76.9	666
7.51 - 8.00	110	24,105,602	21.2	7.80	78.0	644
8.01 - 8.50	46	11,064,296	9.7	8.32	77.6	625
8.51 - 9.00	47	10,128,615	8.9	8.78	82.4	626
9.01 - 9.50	20	3,652,754	3.2	9.29	84.9	605
9.51 - 10.00	7	900,783	0.8	9.71	97.1	597
10.01 - 10.50	6	1,060,646	0.9	10.21	94.0	609
10.51 - 11.00	1	61,991	0.1	10.88	100.0	591
11.51 >=	1	50,095	0.0	11.99	100.0	581
Total:	493	113,785,051	100.0	7.64	78.3	656
Max: 11.99 Min: 6.25 Wgt Avg: 7.64

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
3.00	493	113,785,051	100.0	7.64	78.3	656
Total:	493	113,785,051	100.0	7.64	78.3	656
Wgt Avg: 3.00

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WP FICO
1.00	493	113,785,051	100.0	7.64	78.3	656
Total:	493	113,785,051	100.0	7.64	78.3	656
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WP FICO
0	672	142,346,954	100.0	7.77	78.6	649
Total:	672	142,346,954	100.0	7.77	78.6	649